UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2021

IDEANOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-1778374
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

001-35561

(Commission File Number)

1441 Broadway, Suite 5116, New York, NY 10018

(Address of principal executive offices) (Zip Code)

212-206-1216

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	IDEX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 29, 2021 Ideanomics, Inc. (the “Company”) announced the appointment of Robin Mackie as President of Ideanomics Mobility (the “Divisional Head”). Mr. Mackie has entered into an employment agreement (the “Agreement”) with the Company subject to termination rights contained in the Agreement. Pursuant to the Agreement, Mr. Mackie will receive an annual base salary of $450,000 with a yearly cost of living increase of 5% and will be entitled to participate in all employment benefit plans and policies of the Company generally available upon relocation to the United States (“USA”). Mr. Mackie will be eligible to receive a performance-related cash bonus of up to $300,000 based on mutually agreed performance objectives. While employed in the United Kingdom Mr. Mackie will pay 80% of health insurance premiums for Mr. Mackie and his spouse. Mr. Mackie will relocate to the USA within 12 weeks of receiving his visa to work in the USA. Mr. Mackie will entitled (i) for a period of up to 6 months to an allowance of $7,000 per month for rental accommodations.; (ii) to 2 business class round-trip flights to visit the US to visit the USA in preparation for your relocation; (iii) reimbursement for reasonable expenses related to moving and (iv) 6 round trip business class fares per year for your spouse to return to the United Kingdom for personal reasons. Upon relocation to the United States the term of Mr. Mackie’s employment Agreement will be extended for a further year.

Mr. Mackie has received a grant of 1,500,000 common stock options subject to the below vesting requirements.

a)	The award of 50% of the stock options will vest upon IDEX Nasdaq listed equity reaching $5.00 per share and remaining above that level for a period of 90 days.

b)	The award of 15% of the stock options will vest when IDEX consolidated annual audited revenues meet or exceed $250 million.

c)	The award of a further 15% of the stock options will vest when IDEX consolidated annual audited revenues exceed $400 million

d)	The remaining 20% would vest when IDEX records it first profitable year results.

The term of the Agreement is for 1 year subject to certain termination rights. In the event that the Company terminates Mr. Mackie without “Cause” (as defined in the Agreement) or for “Good Reason” (as defined in the Agreement), Mr. Mackie shall receive his base salary for the remainder of the Agreement’s term. There is no arrangement or understanding between Mr. Mackie and any other person pursuant to which Mr. Mackie was selected as the Divisional Head. There is no family relationship between Mr. Mackie and any director or officer of the Company.

Mr. Mackie has a combination of design, engineering, project management and operational experience gained over 30 years across highly regulated industries including, offshore, construction, medical and automotive. Mr. Mackie has provided the ability to identify opportunity and to deliver robust business solutions while maintaining firm commercial control and creating highly motivated environments in which to work. Since 2017 Mr. Mackie has been the President of The Mackies Partnership, a consultancy business. From 2008 to 2016 Mr. Mackie was the President and Chief Technology Officer of Smith Electric Vehicles and responsible for engineering, development, regulatory compliance, supply chain development production, warranty and service support for commercial electric vehicles from 3.5t to 15t gross vehicle weight.

The foregoing description of the Agreement is not purported to be complete and is qualified in its entirety by reference to the complete text of such agreement which will be filed as an exhibit to a Form 10-Q of the Company, as required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ideanomics, Inc.

Date: September 2, 2021	By:	/s/ Alfred Poor
Alfred Poor
Chief Executive Officer